EXHIBIT 99





              JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES 2001 RESULTS


Mifflintown, PA - Francis J. Evanitsky, President & CEO of the Juniata Valley Bank recently announced the operating results for 2001. Earnings for the year were reported at $4,642,000 compared to $4,387,000 for the year 2000. This represents an increase of 5.8%. On an earnings per share basis, the year 2001 showed $1.96 per share in earnings versus $1.81 per share in the year 2000, an 8.3% increase.

Deposits increased by $18,248,000 to $305,468,000 compared to $287,220,000 in the year 2000, while total loans outstanding have increased by $8,179,000 to $227,998,000 compared to $219,819,000 in the year 2000.

Fueled by the volatile stock market and the uncertainty of the economy, total assets of the bank increased by $21,843,000 to a level of $356,757,000.

As a result of the aforementioned loan and deposit growth and the increase in earnings, The Juniata Valley Bank recorded a ROA (return on assets) of 1.33% for 2001 versus 1.31% for 2000.

Evanitsky commented "We are very pleased with the results for 2001. However, it was an extremely challenging year and initially the year 2002 appears to be just as challenging."

The Juniata Valley Bank was chartered in 1867 and has 12 offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding the Juniata Valley Bank can be found online at WWW.JVBONLINE.COM.


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